EXHIBIT 99.1

Contact: Robert A. Lerman
860-683-2005
NEWS RELEASE	OTCBB: TDYT
August 13, 2008

Thermodynetics Reports Sales Stable at $7.4 million for the Latest Quarter

WINDSOR, CT –Wednesday, August 13, 2008 – Thermodynetics, Inc. (TDYT: OTCBB) reports sales stable at $7.4 million for the latest quarter.

Sales generated by Turbotec Products Plc, our 56.32% owned subsidiary remain at the levels achieved in the last several quarters, namely in excess of $7 million.  The achievement of maintaining these levels in a recessionary environment and a depressed housing sector is considered to be noteworthy and can be traced to the nature of the product line, namely highly efficient, high performance and high quality heat exchangers.

Their customers’ sales base is aimed at requiring highly efficient heat pumps that is gaining more devotees as the cost of energy remains at levels significantly above the norm of years past.  Coupling this market with the swimming pool heat pump (SWHP) market (that is tightly aligned with Florida’s housing market), the gaining of SWHP market share has allowed Turbotec to maintain its shipments and thereby sales volume.

Revenues in the first fiscal quarter ended June 30, 2008 were $7.4 million vs. $7.3 million for the quarter ended June 30, 2007.  Sales in the intervening quarters were also at these levels.

The attainment of higher gross profits is related to the attention to lean manufacturing and that has led to a gross margin of 29% in the latest quarter vs. 27% a year ago.  In addition, product mix and the pricing formulas used reflecting the fluctuating raw material markets, also contributed to the gross profit margin improvement.  These programs are continuing and are helpful in maintaining the profitability of the operations.

The regional labor market for qualified skilled and semi-skilled employees is weak and a shortage of experienced technical support and engineering staff is expected to continue.  The Company is investigating to establish a manufacturing facility in the southern part of the US to reduce costs of shipping and for increased labor availability.

Offsetting the improvement in operations was an increase in Sales, General and Administrative costs affected by the on-going litigation between Turbotec and Thermodynetics.  It is expected that a trial on the dispute regarding the payment of dividends will be resolved in London, currently scheduled for March 2009, and that thereafter the litigation costs will materially subside.

At June 30, 2008 consolidated working capital was $4.4 million compared to $4.3 million at June 30, 2007.  Capital availability is believed to be adequate for the foreseeable future.

	Figures in $000’s, Except for Per Share Data Three Months Ended June 30,
	2007	2008

Net Sales	$7,251	$7,399
Operating Income	607	570
Income Before Income Taxes
And Minority Interest	566	527
Provision for Income Taxes	206	228
Minority Interest in Subsidiary	(181)	(154)
Net Income (Loss)	179	145

Other Comprehensive Income, net of tax:
Unrealized gains, arising in period	22	6
Comprehensive Income	$201	$151

Weighted Shares Outstanding-
Basic and Diluted	4,046,361	4,080,306

Earnings (Loss) Per Share-
Basic and diluted
From Continuing Operations	$.04	$.04
From Discontinued Operations	0	0
Total Earnings (Loss) Per Share	$.04	$.04

ABOUT THERMODYNETICS

Through its Turbotec Products, Plc subsidiary, Thermodynetics manufactures high performance, high quality heat exchangers, heat transfer tubing and fabricated metal components.  The Company serves customers in the space conditioning, refrigeration, marine, swimming pool and spa, plumbing, food and beverage, appliance and water heating.  Turbotec is quoted on the AIM market in London under the symbol TRBO, while Thermodynetics is quoted on the OTC Bulletin Board under the symbol TDYT.  Thermodynetics also owns a nominal interest in a private Belgium company that is engaged in the nutraceutical industry by providing natural, bioactive chemical compounds that have health promoting, disease preventing or medicinal properties.  Thermodynetics continues to seek acquisition and investment candidates.

Significant risk factors and economic considerations associated with heat transfer products include, but are not limited to, seasonality of purchasing and building cycles, the cost of energy, the reported housing slowdown, incentives provided by manufacturers, marketers and municipalities to encourage the use of more efficient equipment, interest rate changes that may stimulate or depress demand, the cost and availability of materials used in manufacturing processes, and regulatory directives relating to energy consumption, conservation and the environment.

FORWARD-LOOKING STATEMENTS

This report contains certain forward-looking statements regarding the Company, its business prospects and results of operations that are subject to certain risks and uncertainties posed by many factors and events that could cause the Company’s actual business, prospects and results of operations to differ materially from those that may be anticipated by such forward-looking statements.  Factors that may affect such forward-looking statements include, without limitation: the Company’s ability to successfully and timely develop and finance new projects, the impact of competition on the Company’s subsidiary’s revenues, changes in unit prices, and supply and demand for the Company’s tubing product lines in the markets served.

When used, words such as "believes,"  "anticipates," "expects," "continue," "may," "plan," "predict,"  "should," "will," "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report.  The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may subsequently arise.  Readers are urged to carefully review and consider the various disclosures made by the Company in this report, news releases, and other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company’s business.